EXHIBIT 99.03
                                                           COMPANY'S FORM 10-Q
                                                           September 30, 1995
                                                           Page 30

     In July 1995, a purported class action was filed under the name Elvidio
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Vennettilli et. al. v. Primerica Inc. et. al. in the United States District
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Court for the Eastern District of Michigan on behalf of individuals who purchased interests in oil and gas rights owned by Basic Energy and Affiliated Resources Inc. ("BEAR"). Notwithstanding that the alleged violations were in contravention of agreements between the agents and Primerica Financial Services ("PFS") and did not involve securities of the Company or any subsidiary thereof, the complaint, which seeks unspecified monetary damages, alleges that defendants, including PFS, committed violations of the federal securities laws and common law fraud. The Company believes it has meritorious defenses and intends to contest the allegations.

                                                           COMPANY'S FORM 10-Q
                                                           March 31, 1996
                                                           Page 25

     For information concerning a purported class action against Primerica Inc. and others in connection with the purchase of oil and gas rights owned by Basic Energy and Affiliated Resources Inc. ("BEAR"), see the description that appears in the second paragraph of page 30 of the Company's filing on Form 10-Q for the quarter ended September 30, 1995, which description is incorporated by reference herein. A copy of the pertinent paragraph of such filing is included as an exhibit to this Form 10-Q. Two additional alleged class actions making similar allegations and seeking similar relief, Fournier v. PFS Inc. and McNeely v. BEAR, have purported to name certain subsidiaries of the Company as defendants. These cases are pending in the U.S. District Court for the Eastern District of Michigan. The Company has filed a motion to dismiss each of these actions.